Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Amendment No. 2 to the Registration Statement on Form S-3 of TAO Synergies Inc. of our report dated March 31, 2026, relating to the consolidated financial statements of TAO Synergies Inc., which appear in the Annual Report on Form 10-K for the year ended December 31, 2025, as amended by the Form 10-K/A filed on June 5, 2026. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Stephano Slack LLC

Wayne, Pennsylvania

October 9, 2026